Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
BECTON, DICKINSON AND COMPANY,
TIMPANI ACQUISITION CORP.
and
TRIPATH IMAGING, INC.
Dated as of September 8, 2006

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of September 8, 2006 (as it may be amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), is by and among Becton, Dickinson and Company, a New Jersey corporation (“Parent”), Timpani Acquisition Corp., a Delaware corporation (“Acquisition Sub”), and TriPath Imaging, Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
          WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved and adopted this Agreement and the transactions contemplated hereby, has determined that the merger of Acquisition Sub with and into the Company (the “Merger”), with the Company being the surviving corporation (the “Surviving Corporation”), is advisable and is fair to and in the best interests of the Company and its stockholders; and
          WHEREAS, the respective Boards of Directors of Parent and Acquisition Sub have each approved and adopted this Agreement and the Merger, upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Acquisition Sub shall thereupon cease. Following the Effective Time, the Company, as the Surviving Corporation shall succeed to and assume all of the rights and obligations of Acquisition Sub in accordance with the DGCL.
          Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver (subject to Applicable Law) of those conditions), at the offices of Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, MA 02199-7613, unless another time, date or place is agreed to by the parties hereto (the “Closing Date”).
          Section 1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”), to be prepared by Parent and the Company in such form as required by and executed in accordance with the relevant provisions of the DGCL, that shall be filed with the Secretary of State of the State of Delaware on the Closing Date. When used in this Agreement, the term “Effective Time” means the time of filing of the

Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is established by Parent and the Company and set forth in the Certificate of Merger.
ARTICLE II
EFFECTS OF THE MERGER
          Section 2.1 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.
          Section 2.2 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form of the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.
          Section 2.3 Bylaws. At the Effective Time, the Bylaws of the Company (the “Company Bylaws”), as in effect immediately prior to the Effective Time, shall be amended so as to read in their entirety in the form of the Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, and as so amended shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, by Applicable Law or the Certificate of Incorporation of the Surviving Corporation.
          Section 2.4 Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          Section 2.5 Directors. From and after the Effective Time, the directors of Acquisition Sub shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          Section 2.6 Cancellation of Treasury Stock and Parent Owned Stock; Conversion of Common Stock Owned by the Company’s Subsidiaries. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each share of common stock of the Company, par value $.01 per share (the “Company Common Stock”) that is held by the Company as treasury stock or by a wholly owned Subsidiary of the Company, and (ii) each issued and outstanding share of Company Common Stock that is owned by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.
          Section 2.7 Merger Consideration for Company Common Stock. Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.6 and Dissenting Shares) automatically shall be converted into the right to receive $9.25 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer remain outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.10.
          Section 2.8 The Capital Stock of Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of capital stock of Acquisition Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.
          Section 2.9 Option, SAR and Warrant Consideration.
          (a) The Company shall provide that, as of the Effective Time, each Company Stock Option and Company SAR granted under a Company Incentive Plan, which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable, but excluding any Discount Options (as defined below)), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholding Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Common Stock over (B) the exercise price per share of Common Stock subject to such Company Stock Option or Company SAR, as applicable, multiplied by (ii) the total number of shares of Common Stock subject to such Company Stock Option or Company SAR. In the event that the exercise price of any Company Stock Option or Company SAR, as applicable, is equal to or greater than the Merger Consideration, such Company Stock Option or Company SAR, as applicable, shall be cancelled without payment therefor and have no further force or effect.
          (b) Notwithstanding anything in Section 2.9(a) to the contrary, to the extent any Company Stock Option was granted with an exercise price per share less than the per share fair market value of the Company Common Stock underlying such Company Stock Option on the grant date thereof and became vested and exercisable on or after January 1, 2005 (each, a “Discount Option”) and such option remains outstanding as of immediately prior to the Effective Time, such Discount Option shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less applicable withholding Taxes) equal to the product of (i) the excess, if any, of (A) the Merger Consideration per share of Common Stock over (B) the per share fair market value of the Company Common Stock underlying such Discount Option on the grant date thereof, multiplied by (ii) the total number of shares of Common Stock subject to such Discount Option. In the event that the per share fair market value of the Company Common Stock underlying such Discount Option on the grant date thereof is equal to or greater than the Merger Consideration, such Discount Option shall be cancelled without payment therefor and have no further force or effect other than payment in accordance with Section 2.9(c) below.
          (c) Each holder of a Discount Option shall be entitled to receive an amount in cash from the Surviving Corporation as soon as practicable after January 1, 2007 and the Surviving Corporation shall pay an amount in cash (less applicable withholding Taxes) as soon as practicable after January 1, 2007 to such holder, equal to the product of (i) the excess of (A) the per share fair market value of the Company Common Stock underlying each Discount Option on the grant date thereof over (B) the per share exercise price of each Discount Option on the grant date thereof for such Discount Option, multiplied by (ii) the total number of shares of Common Stock subject to such Discount Option.
          (d) As of the Effective Time, the Surviving Corporation shall assume the obligations of the Company under the warrants to purchase shares of the Company Common Stock, issued by the Company to Quest Diagnostics, Inc. pursuant to the Warrant Purchase Agreement, dated May 1, 2004, between the Company and Quest Diagnostics Inc. (the “Quest Warrant”) and the warrant to purchase shares of the Company Common Stock, dated January 19, 2000, issued by the Company to Meier Mitchell & Company (the “Meier Warrant”). In accordance with the terms of the Quest Warrant and the Meier Warrant, upon exercise of such warrants, the holders of such warrants shall be entitled to receive the amount in cash that such holders would have been entitled to receive if such warrants had been exercised by such holders immediately prior to the Effective Time.
          (e) The provisions of clauses (a) through (d) of this Section 2.9 shall not apply to the Company 2001 Employee Share Purchase Plan (the “Company ESPP”). The Company shall, prior to the Effective Time, take all actions necessary to limit the aggregate number of shares available for purchase under the Company ESPP current offering period which is scheduled to end December 31, 2006, to a number equal to the quotient of (i) the aggregate amount of employee contributions received as of the date of this Agreement, divided by (ii) 85% of the Fair Market Value (as defined under the Company ESPP) of a share on the commencement date of the current offering period. The Company shall, prior to the Effective Time, terminate the Company ESPP effective as of the last day of the current offering period (the “ESPP Termination Date”) and all outstanding rights thereunder at such time, and ensure that no new offering periods thereunder commence following the ESPP Termination Date. The offering period currently in effect as of the date of this Agreement shall end in accordance with the terms of the Company ESPP; provided that there will be no increase in the amount of payroll deductions permitted to be made by the participants therein during such period; and provided further that, on the last day of the current offering period, each participant in the Company ESPP will be credited with the number of shares of Common Stock purchased for his or her account under the Company ESPP in respect of the current offering period in accordance with the terms of the Company ESPP and the provisions of this Section 2.9(e). Any amounts contributed by a participant or withheld from a participant’s compensation that are not used for the purchase of shares during the current offering period consistent with this Section 2.9(e) shall be repaid to the participant or his or her designated beneficiary or legal representative, as applicable, within a reasonable time after the end of the current offering period, in a manner consistent with the terms of the Company ESPP. To the extent there is any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Code, such plan shall be dealt with in the same fashion as above as if such plan were the Company ESPP.
          (f) In the event that it does not appear reasonably likely that the Closing will occur in 2006, the Company agrees that it will amend any Discount Options in a manner intended to comply with Section 409A of the Code and the proposed regulations and guidance issued thereunder and will provide Parent with documentation regarding such actions.
          (g) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.9.
          Section 2.10 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration are as follows:
          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company, shall be designated by Parent to act as the Paying Agent (the “Paying Agent”) for payment of the Merger Consideration.
          (b) Deposit with Paying Agent. Prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and the Surviving Corporation shall, deposit or cause to be deposited with the Paying Agent, to be held separate and apart from its other funds, as a trust fund for the benefit of the holders of Certificates (other than holders of shares cancelled pursuant to Section 2.6) (each, a “Holder”), cash in the amount equal to the aggregate Merger Consideration which Holders are entitled to receive pursuant to this Article II, with instructions and authority to such Paying Agent to pay to each respective Holder for each share of Company Common Stock, the Merger Consideration upon surrender of their respective Certificates as provided herein. Except as provided in Sections 2.10(c), 2.10(d) and 2.10(e), any such deposit of funds shall be irrevocable.
          (c) Exchange Procedures. As soon as practicable after the Effective Time (and in any event within five (5) Business Days after), Parent shall cause the Paying Agent to mail to each Holder of record, as of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in the form and have such other customary provisions as Parent and the Company may specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by the Holder thereof pursuant to this Agreement. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the Holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of Holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be canceled against delivery of the Merger Consideration. All cash paid upon surrender of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.
          (d) Termination of Merger Fund. Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 2.10 and any interest received with respect thereto (the “Merger Fund”) that remains undistributed to the Holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon, and in accordance with, any demand by Parent therefor, and any holders of Certificates who have not theretofore complied with this Section 2.10 shall be entitled to receive only from Parent payment, as general creditors thereof, of their claim for Merger Consideration, to which such Holders may be entitled at such time, subject to escheat and abandoned property and similar laws.
          (e) No Liability. None of Parent, Acquisition Sub, the Surviving Corporation, any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any Merger Consideration held in the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Investment of Merger Fund. The Paying Agent shall invest the cash included in the Merger Fund as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000. Any interest or other income resulting from such investments shall be paid to Parent; provided, that any such investment or any such payment of interest or other income may not delay the receipt by Holders of any Merger Consideration. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations of the Paying Agent hereunder, Parent shall promptly deposit additional cash into the Merger Fund in an amount equal to the deficiency in the amount of cash fully required to satisfy such payment obligations.
          (g) Transferred Certificates; Transfer Taxes. If any Merger Consideration is to be remitted to a Person (other than the Person in whose name the Certificate surrendered in exchange therefor is registered), it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.
          (h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder of a Certificate such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provisions of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing authority by Parent, the Surviving Corporation or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of the Certificate in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Holder claiming such Certificate to be lost, stolen or destroyed and, if required by the Parent, the posting by such Holder of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.
          (j) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder of shares of Company Common Stock (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who has demanded properly in writing appraisal for such shares and otherwise properly perfected and not withdrawn or lost its rights (the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to only such rights as are granted by such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in this Article II. Notwithstanding anything to the contrary contained in this Section 2.10, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL will cease. The Company will give Parent prompt notice of any written demand for appraisal, withdrawals of any such demand, and any other instruments served pursuant to Applicable Law received by the Company prior to the Effective Time relating to stockholders’ rights of appraisal and will afford Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

          (k) Adjustments to Prevent Dilution. If prior to the Effective Time, solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend, stock distribution or similar event which in any such event is made on a pro rata basis to all holders of Company Common Stock, there is a change in the number of shares of Company Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Company Common Stock, then the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.
          (l) Further Action. After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Acquisition Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Acquisition Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except (i) as set forth in the corresponding section of the Company Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections; provided that no fact or item set forth in the Company Disclosure Schedule shall be deemed to be disclosed for purposes of Section 3.7 or 3.9 of this Agreement unless such fact or item is set forth in Section 3.7 or 3.9, respectively, of the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents filed after December 31, 2004 and prior to the date of this Agreement (only to the extent the qualifying nature of such disclosure is readily apparent from the content of such Company SEC Documents including any exhibits thereto), the Company hereby represents and warrants to Parent and to Acquisition Sub as follows:
          Section 3.1 Organization. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of their respective organization and have the requisite power and authority to carry on their respective businesses as now being conducted. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are duly qualified to do business and are in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification or licensing necessary, except where any failure to be so duly qualified and in good standing (with respect to jurisdictions that recognize that concept) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition Sub true and complete copies of the Company Certificate of Incorporation and the Company Bylaws and the charter and bylaws (or similar organizational documents) of each of its Significant Subsidiaries, in each case as amended to the date hereof.
          Section 3.2 Authorization.
          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval), to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved by, the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement (subject, with respect to the consummation of the Merger, to receipt of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
          (b) The Company Board, by resolution duly adopted by unanimous vote at a meeting duly called and held, (i) has approved and declared this Agreement and the Merger advisable and declared that the Merger is fair to and in the best interest of the Company’s stockholders, (ii) directed that this Agreement be submitted to the stockholders for their approval, (iii) has resolved to recommend approval by the stockholders of the Company of this Agreement and the Merger, subject to the right of the Company Board to withdraw or modify its recommendation of this Agreement and the Merger, as expressly provided for in Section 5.2 and (iv) directed that this Agreement be submitted to the stockholders of the Company for consideration at the Special Meeting.
          (c) Under Applicable Law and the Company Certificate of Incorporation, the affirmative vote of two-thirds of the votes represented by the shares of Company Common Stock outstanding on the record date, established by the Company Board in accordance with the Company Bylaws, Applicable Law and this Agreement, at the Special Meeting (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required to approve this Agreement and the transactions contemplated hereby.
          Section 3.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state blue sky, securities or takeover laws and Nasdaq National Market requirements and as set forth on Section 3.3 of the Company Disclosure Schedule and subject, with respect to the consummation of the Merger, to obtaining the Company Stockholder Approval, the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the Company Certificate of Incorporation or the Company Bylaws or of the similar organizational documents of any Subsidiary thereof, (ii) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, require the consent from or the giving of notice to a Third Party pursuant to, or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation under, any of the terms, conditions or provisions of any Contract, Company Plan or other obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of the Company or any of its Subsidiaries or (iv) violate any Applicable Law to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, obligations, defaults, failures, breaches, rights or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.4 Capitalization.
          (a) As of the date hereof, the authorized capital stock of the Company consists of 98,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).
          (b) (i) As of September 5, 2006, the issued and outstanding capital stock of the Company consisted of 38,732,938 shares of Company Common Stock (excluding shares held in the treasury of the Company as described in clause (iii) below), all of which were validly issued, fully paid and nonassessable and free of preemptive rights;
          (ii) As of September 5, 2006, no shares of Company Preferred Stock were issued and outstanding;
          (iii) As of September 5, 2006, 10,000 shares of Company Common Stock were held in the treasury of the Company;
          (iv) As of the date hereof, no Company Common Stock is owned by any of the Company’s Subsidiaries;
          (v) As of September 5, 2006, 9,696,325 shares of Company Common Stock were reserved for issuance as awards under the Company’s Amended and Restated 1996 Equity Incentive Plan (the “Company 1996 Plan”), of which 4,904,623 shares were subject to outstanding stock options and 665,900 shares were subject to outstanding Company SARs;
          (vi) As of September 5, 2006, 600,000 shares of Company Common Stock were reserved for issuance as awards under the Company’s Amended and Restated 1997 Director Equity Plan (the “Company 1997 Plan”), of which 270,000 shares were subject to outstanding stock options and 60,000 shares were subject to outstanding Company SARs;

     (vii) As of September 5, 2006, 90,972 shares of Company Common Stock were reserved for issuance as awards under the NeoPath Inc. 1989 Stock Option Plan and 40,992 shares of Company Common Stock were reserved for issuance as awards under the NeoPath, Inc. 1999 Stock Incentive Compensation Plan.
     (viii) As of September 5, 2006, 750,507 shares of Company Common Stock were reserved for future issuance under the Company ESPP; and
     (ix) As of September 5, 2006, warrants to purchase 4,122,670 shares of Company Common Stock (“Company Warrants”) were issued and outstanding.
          Except as set forth in clauses (i)-(viii) above, as of the date hereof, no shares of Company Common Stock or Company Preferred Stock were outstanding or reserved for issuance.
          (c) Section 3.4(c) of the Company Disclosure Schedule sets forth a correct and complete list as of September 5, 2006 of (i) each outstanding option (collectively, the “Company Stock Options”) to purchase shares of Company Common Stock and each outstanding stock-settled stock appreciation rights (collectively, the “Company SARs”) issued under the Company 1996 Plan, Company 1997 Plan, the NeoPath, Inc. 1989 Stock Option Plan and the NeoPath, Inc. 1999 Stock Incentive Compensation Plan (collectively, the “Company Incentive Plans”) and (ii) each outstanding Company Warrant; including the name of the holder, date of grant, exercise price, number of shares of Company Common Stock subject thereto, the Company Incentive Plan under which such Company Stock Option or Company SAR, as the case may be, was granted and, whether the Company Stock Option, Company SAR or Company Warrant is vested and exercisable.
          (d) Except for the Company Stock Options, Company SARs and Company Warrants specified in Section 3.4(c) of the Company Disclosure Schedule or Section 3.4(b)(viii), as applicable, and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 5.1, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.
          (e) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
          (f) Except as set forth on Section 3.4(f) of the Company Disclosure Schedule, there are no contractual obligations for the Company or any of its Subsidiaries to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or its Subsidiaries under the Securities Act.
          (g) Except as set forth on Section 3.4(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or other equity interests in the Company or any of its Subsidiaries.
          Section 3.5 Subsidiaries. Section 3.5 of the Company Disclosure Schedule sets forth a list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation, the number and type of outstanding equity securities and a list of the holders thereof. Except as set forth in Section 3.5 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, free and clear of all Liens, and are validly issued, fully paid and nonassessable and free of preemptive rights and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock or equity interests, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock or other equity interests. Except for the capital stock and equity interests of its Subsidiaries as set forth in Section 3.5 of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any Third Party.
          Section 3.6 SEC Documents; Internal Controls.
          (a) The Company has filed all reports, proxy statements, registration statements, forms and other documents required to be filed by it with the SEC since December 31, 2003 (collectively, including any exhibits and schedules thereto and all documents incorporated by reference therein, and those documents that the Company files after the date hereof, the “Company SEC Documents”). No Subsidiary of the Company is required to file any report, proxy statement, registration statement, form or other document with the SEC. None of the Company SEC Documents, as of their respective filing and effective dates (or, if amended (i) prior to the date hereof, with respect to any Company SEC Document originally filed on or prior to the date hereof or (ii) after the date hereof, with respect to any Company SEC Document originally filed after the date hereof, then in each case as of the respective filing and effective dates of such amendment), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of such Company SEC Documents (or, if amended (i) prior to the date hereof, with respect to any Company SEC Document originally filed on or prior to the date hereof or (ii) after the date hereof, with respect to any Company SEC Document originally filed after the date hereof, then in each case as of the respective filing and effective dates of such amendment) complied or will comply in form and substance, in all material respects, with the applicable requirements of the

Securities Act and the Exchange Act, each as in effect on the date so filed. The Company is in compliance in all material respects with the applicable provisions of SOX. No executive officer of the Company has failed in any respect to make the certifications of him or her under Sections 302 or 906 of SOX or Rules 13a-14 or 15d-14 under the Exchange Act. Except for (i) requests to extend the duration of confidential treatment of redacted portions of exhibits filed with the SEC, (ii) correspondence relating to SEC reviews and comments as to which no comments remain outstanding, and (iii) as are available in EDGAR, the Company has provided to Parent copies of all correspondence sent to or received from the SEC by or on behalf of the Company and its Subsidiaries since December 31, 2003. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Documents.
          (b) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2003, the Company has not received any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in its internal controls. The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.
          (c) The management of the Company has (x) designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent all matters set forth in clauses (A) and (B) above discovered or disclosed since December 31, 2003. Since December 31, 2003, any material change in internal control over financial reporting required to be disclosed in any Company SEC Documents has been so disclosed.
          (d) Since December 31, 2003, (x) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2003, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have no reasonable basis), and (y) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2003, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
          Section 3.7 Financial Statements; No Undisclosed Liabilities.
          (a) The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents (i) complied or will comply as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof, (ii) were prepared in accordance with GAAP as in effect on the dates of such financial statements, applied on a consistent basis (except as may be indicated therein or in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) throughout the periods involved and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods therein indicated (subject, in the case of unaudited statements, to normal and recurring year-end and audit adjustments as permitted by the rules and regulations of the SEC, none of which are expected to be material). The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
          (b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its quarterly report on Form 10-Q for the quarter ended June 30, 2006, (ii) for liabilities and obligations incurred since June 30, 2006 in the ordinary course of business consistent with past practice or (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet.
          Section 3.8 Proxy Statement. None of the information (i) contained in the Proxy Statement (and any amendments thereof or supplements thereto), at the time of the mailing of the Proxy Statement to the Company’s stockholders, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, or (ii) relating to the Company or any of its Subsidiaries contained in any filing pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act or any other document filed with any other Governmental Entity in connection herewith, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to statements made or omitted in the Proxy Statement relating to Parent, Acquisition Sub or their respective Affiliates based on information supplied in writing by Parent, Acquisition Sub or their respective Affiliates expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.
          Section 3.9 Absence of Material Adverse Changes, etc. Other than in connection with or arising out of this Agreement and the transactions contemplated hereby, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course of business consistent with past practice. Since December 31, 2005, other than as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) a Company Material Adverse Effect nor have any events occurred that, either individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any of its Subsidiaries (other than dividends or distributions payable only to the Company or another Subsidiary), (iii) any split, combination or reclassification of any of the capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any of its Subsidiaries, (iv) any change in accounting methods, principles or practices by the Company, except for changes required by changes in GAAP, (v) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries whether or not covered by insurance, (vi) any amendment, extension or termination of any Company Plan, entry into a new Company Plan, any increase in the compensation payable to or to become payable to or the benefits provided to any current or former director, officer or employee, any contribution to any Company Plan, any loan or advance of money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries other than (A) any such contributions to a Company Plan that are regularly scheduled contributions or are required pursuant to the terms of such Company Plan or by Applicable Law, (B) any such loan or advance of money or other property for travel and expense advances made in the ordinary course of business consistent with past practice, (C) any such increases in salary or wages in the ordinary course of business consistent with past practice or (D) as described in the Company’s proxy statement for the Annual Meeting of Stockholders on May 31, 2006 or (vii) agreed, authorized or entered into any commitment with respect to any of the actions described in clauses (ii)-(vi).
          Section 3.10 Taxes. Except for such matters as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have filed on a timely basis all Tax Returns required to be filed and have paid on a timely basis all Taxes shown to be due on such Tax Returns, and where payment is not yet due, have made adequate provision for such Taxes in accordance with GAAP, (ii) all Tax Returns filed by the Company and each of its Subsidiaries are complete and accurate and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Federal income Taxes which waiver is currently in effect, (iv) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, proposed or threatened with respect to Taxes of the Company or any of its Subsidiaries, (v) all deficiencies asserted or assessments made in writing with respect to Taxes have been paid in full, (vi) no written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, (vii) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries except Liens relating to current Taxes not yet due, (viii) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (B) has any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company or any of its Subsidiaries during a prior period) other than the Company and its Subsidiaries, including liability under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise, (ix) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, (x) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date or (2) installment sale or open transaction disposition made on a prior to the Closing Date, (xi) neither the Company nor any of its Subsidiaries has taken any position on any federal income Tax Return that would require disclosure in order to avoid a substantial understatement penalty within the meaning of Section 6662 of the Code, or participated in any reportable transactions under Treasury Regulation Section 1.6011-4(b) and its predecessors (including any applicable administrative authority), (xii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (except as described on Section 3.10(xii) of the Company Disclosure Schedule) and neither the Company nor any of its Subsidiaries has made any payments, been party to any agreement, or maintained any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a Company Stock Option, Company SAR or Company Warrant or upon the issuance of any Company Common Stock), that would not be fully deductible by reason of Section 162(m) of the Code, (xiii) each of the Company Plans subject to Section 409A of the Code has been administered in good faith compliance with the applicable requirements of Section 409A of the Code, IRS Notice 2005-1, and the proposed regulations issued thereunder, (xiv) neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, and (xv) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.
          Section 3.11 Employee Benefit Plans.
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) each “employee benefit plan” as such term is defined in Section 3(3) of ERISA (including, without limitation, multi employer plans within the meaning of Section 3(37) of ERISA), and (ii) each material employment, consulting, bonus, deferred compensation, fringe benefit, deal bonus, employee loan, incentive compensation, stock purchase, stock option, stock appreciation or other equity-based, severance or termination pay, retention, change of control, collective bargaining, hospitalization or other medical, life or other employee benefit-related insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, policy, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company or any of their ERISA Affiliates for the benefit of any employee, former employee, director or consultant of the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company has any present or future liability (collectively, the “Company Plans”). For purposes of this Agreement, “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.
          (b) Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, with respect to each Company Plan, the Company has provided or made available to the Parent a complete and accurate copy, to the extent applicable, of (i) such Company Plan (or, to the extent no such copy exists, an accurate description thereof), (ii) the three most recent annual reports (Form 5500) filed with the IRS and attached schedules, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Plan, (iv) for the three most recent years, audited financial statements and actuarial valuations, and (v) the most recent IRS determination letter.
          (c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, each Company Plan has been established and administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms. With respect to any Company Plan, (i) no governmental audits, actions, suits or claims are pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened, and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such audits, actions, suits or claims.
          (d) Each of the Company Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code, and the Company has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax-exempt status.
          (e) To the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to subject the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations.
          (f) Section 3.11(f) of the Company Disclosure Schedule sets forth a list of any Company Plan that is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (“Foreign Benefit Plans”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance, in all material respects, with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling governmental authority or instrumentality; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Subsidiary entity; and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans.
          (g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates (i) maintains or has ever maintained a Company Plan which is or was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated or has ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Plan is a “multiple employer plan” for purposes of Sections 4063 or 4064 of ERISA.
          (h) Except as otherwise set forth in Section 3.11(h) of the Company Disclosure Schedule, no Company Plan exists that, as a result of the execution of this Agreement, adoption by the Company’s stockholders of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could (i) result in severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans.
          Section 3.12 Environmental Matters. Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance with all, and for the last complete fiscal year have not violated any, applicable Environmental Laws, and possess and comply with all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders required under such Environmental Laws to operate as they currently operate and for the last complete fiscal year have operated in compliance with, and have not violated any such certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals or orders, (ii) the operations of the Company and its Subsidiaries have not resulted in any contamination of any property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater or surface water) with any Hazardous Substance which contamination could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries under any Environmental Law or result in costs to the Company or any of its Subsidiaries arising out of any Environmental Law, (iii) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could be reasonably likely to require remediation pursuant to any Environmental Law, (iv) to the Knowledge of the Company, neither the

Company nor any of its Subsidiaries has arranged for the treatment or disposal of any Hazardous Substance on any Third Party property undergoing cleanup pursuant to Environmental Laws, (v) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law, and to the Knowledge of the Company, there is no basis for any such notice, demand, letter, claim or request for information, (vi) the Company has provided to the Acquiror Entities true and complete copies of all reports, studies, assessments, audits or other similar documents within its possession or control that address any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries, (vii) neither the Company nor any of its Subsidiaries is subject to any written order, decree, injunction or indemnity with any Governmental Entity or any Third Party relating to liability under any Environmental Law or relating to Hazardous Substances, (viii) the Company and its Subsidiaries are in compliance with, and for the last complete fiscal year have not violated the Occupational Safety and Health Act of 1970, as amended and (ix) to the Knowledge of the Company, there have not been any injuries or illness to employees of the Company or its Subsidiaries arising from workplace exposure to unsafe or unhealthy workplace conditions that have not been corrected prior to the date hereof. This Section 3.12, Section 3.7 and Section 3.9 set forth the sole representations and warranties of the Company with respect to environmental or workplace health or safety matters, including all matters arising under Environmental Laws.
          Section 3.13 Litigation; Compliance with Laws.
          (a) Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there are no claims, actions, suits, litigations, arbitrations, proceedings or investigations pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company or any Subsidiary of the Company or any of their respective assets or properties, whether insured or not, which if adversely determined would give rise to a material liability, except as disclosed under the caption “Litigation with Cytyc Corporation” in the Company’s report on 10-Q for the quarter ended June 30, 2006. There are no material judgments, orders, injunctions, writs, awards, settlements or decrees outstanding against the Company or its Subsidiaries or any of their respective assets or properties.
          (b) The Company, each of its Subsidiaries and their respective businesses are in compliance in all material respects with, and not in violation in any material respect of, any Applicable Law. Each of the Company and its Subsidiaries has all certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except for those Company Permits the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except for any suspensions or cancellations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This representation does not apply to (i) compliance with Environmental Laws or certificates of authority, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, approvals and orders required under Environmental Laws, which are addressed solely by the representation set forth in Section 3.12 or (ii) compliance with Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, which are addressed solely by the representation set forth in Section 3.18.
          (c) Each of the products of the Company and its Subsidiaries that is currently being manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries, and each of the product candidates that is currently being developed by the Company or any of its Subsidiaries, is being, and at all times has been, developed, tested, manufactured, labeled, stored, distributed and marketed, as applicable, in compliance (or conformance in the case of guidances) in all material respects with the Federal Food, Drug and Cosmetic Act and applicable regulations issued and guidances by the FDA, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice.
          (d) All manufacturing operations conducted by or for the benefit of the Company or any of its Subsidiaries have been and are being conducted in compliance in all material respects with the FDA’s applicable current Good Manufacturing Practice regulations.
          (e) Neither the Company nor any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected, individually or in the aggregate, to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer, key employee or agent of the Company or any of its Subsidiaries has been convicted of any crime, has been excluded under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or has engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation. None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any officer of the Company or any of its Subsidiaries, or any person listed in Section 8.1 of the Company Disclosure Schedule, has been subject to or proposed for debarment, suspension or other ineligibility by any Federal or state department or agency.
          (f) Since December 31, 2000, there has not been a material recall, whether voluntary or otherwise, of any of the Company’s products and none of such products have been subject to device removal or correction reporting requirements, and the Company has not received notice of any proceeding seeking a recall, removal, or corrective action of any products. Except as set forth on Section 3.13(f) of the Company Disclosure Schedule, there has been and is no pending or, to the Knowledge of the Company, threatened proceeding, review, inquiry or, to the Knowledge of the Company, investigation by the FDA or any other Governmental Entity relating to the Company’s development, testing, manufacture, distribution, or sale of its products. To the Knowledge of the Company, in connection with reports or product applications no employees or agents of the Company have made an untrue statement of material fact to any

Governmental Entity, or failed to disclose a material fact required to be disclosed to any Governmental Entity, with respect to any product tested, manufactured, distributed, or sold by the Company.
          Section 3.14 Intellectual Property. Except as set forth on Section 3.14 of the Company Disclosure Schedule, the Company and its Subsidiaries own or have a valid right to use all patents, inventions, processes, formulae, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials or other intellectual property (collectively, “Intellectual Property Rights”) as are used or necessary in connection with the business of the Company and its Subsidiaries free and clear of any Liens (except Liens pursuant to licenses entered into in the ordinary course of business consistent with past practice). Except as set forth on Section 3.14 of the Company Disclosure Schedule, none of the material Intellectual Property Rights have been abandoned or expired and to the Knowledge of the Company, all of the material Intellectual Property Rights are valid and enforceable. Except as set forth on Section 3.14 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated any Intellectual Property Rights of any Third Party, except where any such infringement, misappropriation or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed under the caption “Litigation with Cytyc Corporation” in the Company’s report on 10-Q for the quarter ended June 30, 2006, to the Knowledge of the Company, no Third Party infringes, misappropriates or violates any Intellectual Property Rights owned or exclusively licensed by the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries take commercially reasonable action to protect and preserve their material Intellectual Property Rights. Neither this Agreement nor the consummation of the Merger will adversely affect any of the Company’s or its Subsidiaries’ material rights with respect to their material Intellectual Property Rights.
          Section 3.15 Material Contracts. Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) except as set forth on Section 3.15(i) of the Company Disclosure Schedule, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) except for Contracts that are filed as exhibits to Company SEC Documents filed prior to the date hereof, (ii) except as set forth in Section 3.15(ii) of the Company Disclosure Schedule, materially limits or otherwise restricts the Company or any of its Affiliates (current or future) from engaging or competing in any material line of business or in any geographic area or with any Person, or that requires exclusive or preferential referrals of business or provides for priority or exclusive status for any Person, (iii) would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC, (iv) relates to the formation, creation, operation, management or control of any partnership or joint venture, (v) except as set forth in Section 3.15(v) of the Company Disclosure Schedule, other than among wholly-owned Subsidiaries of the Company, relates to indebtedness (or the guarantee of indebtedness) for borrowed money, (vi) except as set forth on Section 3.15(vi) of the Company Disclosure Schedule, is a customer or distribution agreement pursuant to which the Company or any of its Subsidiaries has received or expects to receive in the next twelve (12)

months $500,000 or more in revenues or (vii) except as set forth on Section 3.15(vii) of the Company Disclosure Schedule, involves consideration of or goods or services valued at $500,000 or more per annum. Each Contract of the type described in the first sentence of this Section 3.15 is referred to herein as a “Company Material Contract.” Each Company Material Contract is a valid and binding obligation of the Company (or, if a Subsidiary of the Company is a party, such Subsidiary), and to the Knowledge of the Company, the other parties thereto, and is in full force and effect, and the Company and each Subsidiary have performed all obligations required to be performed by them to date under each Company Material Contract, except where the Company’s or a Subsidiary’s noncompliance or nonperformance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of or default under (nor does there exist any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) or has Knowledge of, or has received notice of, any violation of or default under (or of any condition which with the passage of time or the giving of notice (or both) would cause such a violation of or default under) any Company Material Contract, except for those violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.16 Insurance. Each of the Company and its Subsidiaries maintains insurance policies with reputable insurance carriers against risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, all of which are in full force and effect and, to the Company’s Knowledge, are valid and enforceable in accordance with their terms. Section 3.16 of the Company Disclosure Schedule contains a true and complete list and a brief description of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with their insurance policies, and are not in default under any of the material terms thereof. All premiums and other payments due under any such policy have been paid, and all material claims thereunder known to the Company and its Subsidiaries have been filed in due and timely fashion.
          Section 3.17 Real Estate; Assets.
          (a) Section 3.17 of the Company Disclosure Schedule sets forth a list of, each material parcel of real property leased by the Company or any of its Subsidiaries (the “Company Leased Property” and each lease or other agreement relating to any of the Company Leased Property (the “Company Leases”). Neither the Company nor any of its Subsidiaries owns any real property.
          (b) Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company has a valid leasehold, sublease or other comparable contract rights, in each case free and clear of all Liens, (other than Liens contained in such lease, sublease or comparable contract right) in the Company Leased Property and to its other material tangible assets that used in and are necessary for the conduct of its business as currently conducted, except for easements, restrictive covenants and similar encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Effect. Neither the Company nor any of its Subsidiaries nor, to the

Company’s Knowledge, any other party to any Company Lease is in violation of or default under nor does there exist any condition which, upon the passage of time or the giving notice or both, would cause such a violation of or default under any of the Company Leases, except where the existence of such violations or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.18 Labor and Employment. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health, and worker classification, and are not engaged in any unfair labor practices. Neither the Company nor any of its Subsidiaries has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to employees and, to the Knowledge of the Company, no such investigation is in progress. Since December 31, 2003, no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes have occurred or, to the Knowledge of the Company, threatened in writing, involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries.
          Section 3.19 Opinion of Financial Advisor. The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its Affiliates). After receipt of such written opinion by the Company, the Company will provide a copy of such opinion to Parent for informational purposes only.
          Section 3.20 Finders’ and Other Fees. Except for UBS Securities LLC, whose fees and expenses shall be paid by the Company in accordance with the Company’s agreement with such firm, which agreement has been previously disclosed to Parent, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.
          Section 3.21 State Takeover Statutes. The Company Board has, to the extent such statutes are applicable, taken all action (including appropriate approvals of the Company Board) necessary to render the business combination provisions of Section 203 of the DGCL inapplicable to the Merger, this Agreement and the transactions contemplated hereby. To the Knowledge of the Company, no other “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or similar charter or bylaw provisions are applicable to the Merger, this Agreement or the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION SUB
          Except as set forth in the corresponding section of the Parent Disclosure Schedule, it being understood that matters disclosed pursuant to one section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule where it is reasonably apparent that the matters so disclosed are applicable to such other sections, each of Parent and Acquisition Sub (each, an “Acquiror Entity”) hereby jointly and severally represents and warrants to the Company as follows:
          Section 4.1 Organization. Each Acquiror Entity is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of its jurisdiction of incorporation and has the requisite power and authority to carry on its business as now being conducted. Each Acquiror Entity is duly qualified to do business (with respect to jurisdictions that recognize that concept) and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where any failure to be so duly qualified, licensed and in good standing (with respect to jurisdictions that recognize that concept) has not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.
          Section 4.2 Authorization. Each Acquiror Entity has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each Acquiror Entity and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved and adopted by the Board of Directors of each Acquiror Entity, and no other corporate proceedings (such as approval by the stockholders of Parent) on the part of either Acquiror Entity are necessary to authorize the execution, delivery and performance of this Agreement. Concurrently with the execution of this Agreement, Parent, as the sole stockholder of Acquisition Sub, is approving this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each Acquiror Entity and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).
          Section 4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by each Acquiror Entity do not, and except for those filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the DGCL, state blue sky, securities or takeover laws and stock exchange and Nasdaq National Market requirements, the performance of this Agreement by each Acquiror Entity and the consummation by each Acquiror Entity of the transactions contemplated hereby will not (i) conflict with or result in a breach of any provision of the charter or bylaws of such Acquiror Entity, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, vesting, amendment, cancellation or acceleration or impose on either of the Acquiror Entities any obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any Contract to which any Acquiror Entity is a party or by which it or its assets is bound, (iii) require any filing or registration with, or permit, authorization, consent or approval of, any Governmental Entity on the part of either Acquiror Entity or (iv) violate any Applicable Law to which such Acquiror Entity or any of its properties or assets is subject, excluding from the foregoing clauses (ii), (iii) and (iv) such conflicts, requirements, defaults, failures, breaches, rights or violations that have not had and would not reasonably be expected, individually or in the aggregate, to have an Acquiror Entity Material Adverse Effect or would not prevent or materially delay the consummation of any of the transactions contemplated hereby.
          Section 4.4 Proxy Statement. None of the information relating to the Acquiror Entities and supplied or to be supplied by either Acquiror Entity or its respective Affiliates specifically for inclusion in (i) the Proxy Statement (and any amendments thereof or supplements thereto), at the time of the mailing of the Proxy Statement to the stockholders of the Company, at the time of the Special Meeting, and as of the time of any amendments thereof or supplements thereto, or (ii) in any filing pursuant to Rule 14a-6 or Rule 14a-12 under the Exchange Act or any other document filed with any Governmental Entity in connection herewith, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 4.5 Acquisition Sub’s Operations. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not, other than in connection with the transactions contemplated hereby and other than those incidental to its organization and maintenance of corporate existence, (i) engaged in any business activities, (ii) conducted any operations, (iii) incurred any liabilities or (iv) owned any assets or property.
          Section 4.6 Ownership of Company Common Stock. Except as set forth in Section 4.6 of the Parent Disclosure Schedule, as of the date hereof, neither Acquiror Entity nor any of its respective “affiliates” or “associates” (as such terms are defined in Rule 12b-2 of the Exchange Act) is the “beneficial owner” (as such term is defined in the Company Certificate of Incorporation) of any shares of Company Common Stock.
          Section 4.7 Financing. Parent and Acquisition Sub will have on the Closing Date, sufficient funds available to them in cash or under existing credit lines to finance the payment of the Merger Consideration as contemplated by this Agreement and to otherwise perform their obligations hereunder.
          Section 4.8 Brokers. Except for Goldman, Sachs & Co., whose fees and expenses shall be paid by Parent, no broker, finder or investment banker is entitled as a result of any action, agreement or commitment of the Acquiror Entities, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

          Section 4.9 Litigation. As of the date of this Agreement, there is no action, suit, proceeding or investigation pending or, to the Knowledge of Parent or Acquisition Sub, threatened against either Acquiror Entity, at law or in equity, that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Entity Material Adverse Effect.
ARTICLE V
COVENANTS OF THE PARTIES
          Section 5.1 Conduct of the Business of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and each of its Subsidiaries that (except as (i) expressly permitted or required by any other provision of this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed):
          (a) Ordinary Course. The Company and each of its Subsidiaries shall in all material respects carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice. Without limiting the foregoing, the Company and its Subsidiaries shall use their reasonable best efforts to preserve substantially intact their present lines of business, maintain their rights, assets and franchises and preserve substantially intact their current relationships with customers, suppliers and others having business dealings with them and keep available the services of their present officers and employees.
          (b) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures, except for (x) capital expenditures up to the aggregate amount set forth in a capital expenditure budget plan delivered to Parent prior to the date of this Agreement or (y) capital expenditures not covered by clause (x) up to an aggregate amount of $200,000.
          (c) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any of its capital stock (except for dividends by wholly-owned Subsidiaries of the Company payable solely to the Company), (ii) split, combine or reclassify any of its capital stock or issue any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.
          (d) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, grant, issue, pledge, dispose of, transfer, encumber, deliver or sell any shares of any class of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of capital stock, other than (i) the issuance of shares of Company Common Stock (x) upon the exercise of Company Stock Options and Company SARs outstanding on the date of this Agreement and disclosed in Section 3.4(c) of the Company Disclosure Schedule in accordance with the terms of the Company Incentive Plans in effect as of the date of this Agreement, or (y) upon the exercise of Company Warrants as specified in Section 3.4(b)(vii), or (z) pursuant to the Company ESPP to the extent expressly permitted as contemplated by Section 2.9(e) or (ii) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly-owned Subsidiary of the Company.
          (e) Governing Documents; Mergers, Etc. The Company shall not, and shall not permit any of its Subsidiaries to, amend the Company Certificate of Incorporation, the Company Bylaws or the certificate of incorporation or bylaws (or comparable governing documents) of any of its Subsidiaries or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation (other than consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company).
          (f) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire (or agree to acquire), in a single transaction or in a series of related transactions, any business, stock, other equity interest, debt securities or assets, other than transactions that involve solely the acquisition of assets in the ordinary course of business consistent with past practice. Notwithstanding anything to the contrary in this Agreement, the Company shall not make any acquisition involving, or otherwise enter into, in any manner, any line of business that is not conducted or being pursued by the Company, or its Subsidiaries as of the date of this Agreement.
          (g) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, dispose of, transfer, lease or divest any assets (including capital stock of its Subsidiaries), businesses or divisions other than transactions that involve solely the disposition of inventory or other assets or the lease or license of personal property or Intellectual Property in the ordinary course of business consistent with past practice.
          (h) Indebtedness; No Liens. The Company shall not, and shall not permit any of its Subsidiaries to, incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) in the ordinary course of business consistent with past practice, (ii) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (iii) indebtedness and guarantees among the Company and its Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, create, assume or otherwise consensually incur any Lien on any asset other than Liens (i) pursuant to the Credit Facility or (ii) incurred in the ordinary course of business consistent with past practice.
          (i) Compensation; Severance. The Company shall not, and shall not permit any of its Subsidiaries to, (i) pay or commit to pay any retention, transaction bonus, severance or termination pay other than severance or termination pay that is required to be paid pursuant to the terms of an existing Company Plan, (ii) enter into any employment, deferred compensation, consulting, severance or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than entering into or renewing consulting agreements for a term of one year or less in the ordinary course of business consistent with past practice, provided that such consulting agreements are terminable by the Company on not more than 60 days notice without penalty to the Company or any of its Affiliates, (iii) increase or commit to increase in any material respect any compensation or employee benefits payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, including without limitation, wages, salaries, fees, compensation, pension, severance, termination pay, fringe benefits or other benefits or payments (except for increases in salary or wages of current employees that are not directors or executive officers, in each case in the ordinary course of business consistent with past practice or as required by an existing Company Plan as in effect on the date hereof or Applicable Law), (iv) adopt or make any commitment to adopt any additional employee benefit plan or other arrangement that would be a Company Plan if it were in existence on the date of this Agreement, (v) make any contribution to any Company Plan, other than (A) regularly scheduled contributions and (B) contributions required pursuant to the terms thereof including matching contributions or Applicable Law, (vi) amend or extend (or make any commitments to amend or extend or terminate) any Company Plan, except for amendments required by Applicable Law or to avoid adverse tax consequences under Section 409A of the Code, including pursuant to Section 2.9(f) hereof, (vii) loan or advance any money or other property to any current or former director, officer or employee of the Company or any of its Subsidiaries other than for travel and expense advances made in the ordinary course of business consistent with past practice, or (viii) allow for the commencement of any new offering periods under the Company ESPP.
          (j) Accounting Methods; Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (i) change in any material respect its methods of accounting or accounting practices as in effect at December 31, 2005, except for any such change as required by reason of a change in SEC guidelines or GAAP after consultation with the Company’s accountants, (ii) change its fiscal year or (iii) with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax return or the payment of any Tax if such election, change, adoption, filing of a Tax Return, agreement, settlement, surrender, consent or other action would be materially inconsistent with past practice of the Company.
          (k) Certain Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or restrain the Company or any of its Subsidiaries or any of their respective Affiliates or successors, or that would, after the Effective Time, limit or restrict Parent, the Surviving Corporation or any of their respective Affiliates or successors, from engaging or competing in any business or in any geographic area or location other than distribution agreements relating to the appointment of a Person as a distributor of products of the Company outside of the United States in the ordinary course of business consistent with past practice, provided that such agreements are terminable by the Company on not more than 60 days notice without penalty to the Company or any of its Affiliates.

          (l) Claims. The Company shall not, and shall not permit any of its Subsidiaries to, (i) pay, discharge, settle or compromise any material claim, action, proceeding or investigation, except to the extent reserved against in the most recent consolidated financial statements included in the Company SEC Documents filed prior to the date hereof (and existing as of the date hereof in accordance with GAAP), (ii) settle, compromise or cancel any material debts owed to or claims held by them (including the settlement of any claims or litigation) except in the ordinary course of business consistent with past practice or (iii) consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations.
          (m) Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, enter into, renew, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Company Material Contract (or any Contract that would be a Company Material Contract if in effect on the date of this Agreement) other than (i) renewals of Company Material Contracts for a term of one year or less without material changes to the terms thereof or (ii) distribution agreements relating to the appointment of a Person as a distributor of products of the Company outside of the United States in the ordinary course of business consistent with past practice, provided that such agreements are terminable by the Company on not more than 60 days notice without penalty to the Company or any of its Affiliates.
          (n) Intellectual Property Rights. The Company shall not, and shall not permit any of its Subsidiaries to (i) sell, dispose, transfer, assign, lease, license (other than licenses granted in the ordinary course of business consistent with past practice) or (ii) unless consistent with commercially reasonable business judgment, abandon, permit to lapse or fail to renew, any material Intellectual Property Rights (including Intellectual Property Rights contained in Intellectual Property licenses, including the (i) License Agreement between Cancer Research Technology Limited and TriPath Oncology, Inc. dated July 16, 2004; (ii) License Agreement between American Type Culture Collection and TriPath Oncology dated April 21, 2005; and (iii) License Agreement between TriPath Oncology, Inc. and University of Virginia Patent Foundation dated April 1, 2005). The Company shall, and shall cause its Subsidiaries to continue to take commercially reasonable actions to protect and preserve their Intellectual Property Rights.
          (o) Frustration of Contract. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied.
          (p) Certain Prohibited Actions. The Company shall not, and shall not permit any of its Subsidiaries to, agree, authorize or enter into any commitment to take any action described in the foregoing subsections (a)-(o) of this Section 5.1, except as otherwise expressly permitted by this Agreement.
          Section 5.2 Stockholders’ Meeting; Proxy Material.
          (a) Subject to the next two sentences of this Section 5.2(a), the Company, acting through the Company Board and in accordance with Applicable Law, the Company Certificate of

Incorporation and the Company Bylaws and the rules of the Nasdaq National Market, shall use its reasonable best efforts to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as promptly as practicable after the date hereof for the purpose of considering and taking action upon this Agreement and the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger. The Company Board shall recommend that holders of shares of Company Common Stock vote to adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”) and shall include the Company Recommendation in the Proxy Statement and the Company Board shall not determine not to make or to withdraw, modify or change in any manner adverse to Parent or Acquisition Sub such recommendation or take any other action or make any other public statement in connection with the Special Meeting inconsistent with such recommendation (any of the foregoing, a “Change in Recommendation”); provided that, notwithstanding anything in this Agreement to the contrary, the Company Board may determine (i) to effect a Change in Recommendation and (ii) not to solicit proxies in favor of approval of this Agreement and the transactions contemplated hereby, including the Merger, if (A) the Company has complied in all material respects with its obligations under Section 5.4, (B) the Company Board has determined in good faith, after consultation with the Company’s independent outside legal advisor, that failure to take such action would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law and (C) if the Company Board intends to effect a Change in Recommendation following an Acquisition Proposal, (1) the Company Board has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, (2) the Company Board has provided five Business Days’ prior written notice (a “Notice of Superior Proposal”) advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five Business Day period), (3) during such five Business Day period, if requested by Parent, the Company has engaged in and has caused its legal and financial advisors to engage in, good faith negotiations with Parent (to the extent Parent desires to negotiate) to amend this Agreement in such a manner that the Acquisition Proposal which was determined to constitute a Superior Proposal is no longer a Superior Proposal and (4) at the end of such five Business Day period, such Acquisition Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal, as a result of the negotiations required by clause (3) or otherwise). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its stockholders at such Special Meeting any Acquisition Proposal other than the Merger.
          (b) As promptly as is practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the approval of the Merger by the Company’s stockholders (as amended or supplemented, the “Proxy Statement”). Parent, Acquisition Sub and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.
          (c) The Company shall as promptly as practicable notify Parent and Acquisition Sub of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after filing with the SEC. The Company shall cooperate and provide Parent and Acquisition Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company.
          Section 5.3 Access to Information. Between the date of this Agreement and the Closing Date, the Company shall (a) give Parent, Acquisition Sub and their respective counsel, financial advisors, Affiliates, auditors and other authorized representatives (collectively, “Acquiror’s Representatives”) reasonable access during normal business hours to the offices, properties, Contracts, books and records (including Tax Returns and other Tax-related information) of the Company and its Subsidiaries, (b) furnish to Acquiror’s Representatives such financial and operating data and other information (including Tax Returns and other Tax-related information) relating to the Company, its Subsidiaries and their respective operations as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with Parent and Acquisition Sub in their investigation of the business of the Company and its Subsidiaries; provided, however, that such access shall only be provided to the extent that such access would not violate Applicable Laws. Prior to the Effective Time, any information relating to the Company or its Subsidiaries made available pursuant to this Section 5.3, shall be subject to the provisions of the Confidentiality Agreement. Prior to the Effective Time, neither Parent nor Acquisition Sub shall, and Parent and Acquisition Sub shall cause each of the Acquiror’s Representatives not to, use any information acquired pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated hereby.
          Section 5.4 No Solicitation.
          (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, none of the Company, any of its Subsidiaries or any of their respective directors or officers shall (whether directly or indirectly through officers, directors, employees, Affiliates, advisors, representatives, agents or other intermediaries), and the Company shall direct and use reasonable best efforts to cause its and its

Subsidiaries’ respective officers, directors, employees, Affiliates, advisors, representatives or other agents of the Company not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries or the making or submission of any proposal or transaction that constitutes an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or its Subsidiaries or afford access to the properties, books or records of the Company or its Subsidiaries to, any Person relating to, or who has made or disclosed to the Company that it is contemplating making, an Acquisition Proposal or (iii) accept or recommend an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement to the extent expressly provided in the following sentence), providing for or relating to an Acquisition Proposal or enter into any agreement, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent or (v) agree or publicly propose to do any of the foregoing. Notwithstanding the previous sentence, if at any time prior to the adoption of this Agreement by the Company’s stockholders at the Special Meeting, (x) the Company has received an Acquisition Proposal from a Third Party and (y) the Company Board determines in good faith, after consultation with the Company’s independent outside legal and financial advisors, that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, then subject to complying with the provisions of Section 5.2(a) the Company may take any of the actions described in clause (ii) or clause (iv) of the previous sentence to the extent that the Company Board concludes in good faith, after consultation with the Company’s independent outside legal advisor, that failure to take such actions would result in a violation of its fiduciary responsibilities to the Company’s stockholders under Applicable Law; provided, that the Company (A) will promptly, and in any event within 24 hours, provide notice to Parent of any determination to take any such action, (B) will not disclose any information to such Person without entering into an Acceptable Confidentiality Agreement with such Person and (C) will promptly provide to Parent and Acquisition Sub any non-public information concerning the Company or any of its Subsidiaries provided to such other Person which was not previously provided to Parent and Acquisition Sub.
          (b) The Company shall immediately cease and cause to be terminated all discussions or negotiations existing as of the date of this Agreement with any Person and any other activities conducted heretofore with respect to any Acquisition Proposal and, subject to the other provisions of this Section 5.4, will use its reasonable best efforts to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, including by requesting the prompt return or destruction of all confidential information previously furnished and by using its reasonable best efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction. Without limiting the Company’s obligations under Section 5.4(a), the Company will promptly (within one Business Day) following the receipt of any Acquisition Proposal advise Parent of the substance thereof (including the identity of the Person making, and the terms and conditions of, such Acquisition Proposal) and will keep Parent apprised of any related developments, discussions and negotiations on a current basis (and in any event with 48 hours of the occurrence of such developments, discussions or negotiations).

          (c) Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Recommendation unless the Company Board expressly and concurrently reaffirms the Company Recommendation.
          (d) The Company agrees that any violations of this Section 5.4 by any officer, director, employee, Affiliate, advisor, representative or other agent of the Company or any of its Subsidiaries, at the direction of or with the consent or prior knowledge of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.
          Section 5.5 Director and Officer Liability.
          (a) Parent shall, or shall cause the Surviving Corporation to, honor all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors or officers of the Company and its Subsidiaries, in their capacity as such (the “Indemnitees”) as provided in their respective charters (or similar constitutive documents) or bylaws or in any indemnification agreement set forth in Section 5.5 of the Company Disclosure Schedule and all such rights shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by Applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto. Without limitation to the foregoing, Parent shall cause the Surviving Corporation to maintain in effect in its certificate of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses, contained in the certificate of incorporation and by-laws of the Company.
          (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time committed by directors or officers of the Company in their capacity as such, covering each director and officer of the Company serving as such immediately prior to the Effective Time and covered immediately prior to the Effective Time by the Company’s officers’ and directors’ liability insurance policy maintained by the Company and in effect as of the date hereof, on terms with respect to coverage and amount that are, in the aggregate, at least as favorable in all material respects as the policy in effect on the date hereof and described in Section 5.5 of the Company Disclosure Schedule; provided, however, that (i) such policies may, in the Surviving Corporation’s sole discretion, be one or more “tail” policies for all or any portion of the full six-year period; and (ii) in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of the current premium (on an annualized basis) paid prior to the date hereof by the Company for such insurance as specified in Section 5.5 of the Company Disclosure Schedule (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policy of directors’ and officers’ insurance (including, at the sole discretion of the Surviving Corporation, “tail” coverage) obtainable for an annual premium equal to the Maximum Amount. Section 5.5 of the Company Disclosure Schedule sets forth the Company’s last annual premium paid prior to the date hereof and the current premium (on an annualized basis) paid prior to the date hereof for its officers’ and directors’ liability insurance.
          (c) This Section 5.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnitees referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.
          (d) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.5.
          Section 5.6 Reasonable Best Efforts; Certain Filings.
          (a) Subject to the terms and conditions of this Agreement, each of Parent, Acquisition Sub and the Company shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, Parent, Acquisition Sub and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any non-governmental Third Parties to any Company Material Contracts, in connection with the consummation of the transactions contemplated hereby and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. Without limiting the provisions of this Section 5.6, the Company shall, and Parent and Acquisition Sub shall, cause its “ultimate parent entity” to file with the Department of Justice and the Federal Trade Commission a Pre-Merger Notification and Report Form pursuant to the HSR Act in respect of the transactions contemplated hereby within fifteen (15) Business Days of the date of this Agreement, and, subject to Section 5.6(c), each party will use its reasonable best efforts to take or cause to be taken all actions necessary, including to comply promptly and fully with any requests for information from regulatory Governmental Entities, to obtain any clearance, waiver, approval or authorization that is necessary to enable the parties to consummate the transactions contemplated hereby as soon as practicable after the date hereof.

          (b) Subject to Section 5.6(c), (i) the Company, Parent and Acquisition Sub shall each use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Regulatory Law and (ii) if any administrative, judicial or legislative action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the transactions contemplated hereby or seeking material damages in connection therewith, the Company, Parent and Acquisition Sub shall each cooperate with the other parties and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal.
          (c) Each of the Company, Parent and Acquisition Sub shall (i) subject to any restrictions under any Applicable Law, to the extent practicable, promptly notify each other of any communication to that party from any Governmental Entity (including the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to this Agreement and the transactions and other agreements contemplated hereby, (ii) subject to any restrictions under any Applicable Law, use reasonable best efforts to consult with the other party in advance of any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions and other agreements contemplated hereby, (iii) subject to any restrictions under any Applicable Law, furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) received by it, its Affiliates and their respective representatives from any Governmental Entity or members of its staff with respect to this Agreement and the transactions and other agreements contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney client privilege or work product doctrine) and (iv) furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entities in connection with this Agreement and the transactions and other agreements contemplated hereby, including any filings necessary or appropriate under the provisions of any Regulatory Law.
          Section 5.7 Other Actions. The Company, Parent and Acquisition Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.
          Section 5.8 Public Announcements. None of the Company, Parent, Acquisition Sub, or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other parties, except to the extent required, based upon the advice of outside counsel, by Applicable Law or by any listing agreement with, or the rules and regulations of, a national securities exchange or the Nasdaq National Market and after such prior notice to the other parties hereto as is practicable under the circumstances.

          Section 5.9 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the transactions contemplated hereby, the Company, Parent and Acquisition Sub shall use reasonable best efforts to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
          Section 5.10 Certain Notifications. Between the date hereof and the Effective Time, the Company shall promptly notify Parent and Acquisition Sub of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the failure to obtain such consent would reasonably be expected to have a Company Material Adverse Effect, (ii) any notice or communication from any Governmental Entity in connection with the transactions contemplated hereby and (iii) any action, suit, charge, complaint, grievance or proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, Parent and Acquisition Sub shall promptly notify the Company of any action, suit, charge, complaint, grievance or proceeding commenced or, to the Knowledge of Parent, threatened against Parent or Acquisition Sub which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or which relates to the consummation of the transactions contemplated hereby. Between the date hereof and the Effective Time, each party shall promptly notify the other parties hereto in writing after becoming aware of the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article VI.
          Section 5.11 Employees and Employee Benefit Plans.
          (a) For a period of not less than one year following the Closing Date, the Surviving Corporation shall provide all individuals who are employees of the Company and the Subsidiaries (including employees who are not actively at work on account of illness, disability or leave of absence) on the Closing Date (taken as a whole, the “Affected Employees”), with base salary and employee benefits which generally are substantially comparable in the aggregate to the base salary and employee benefits provided generally to such Affected Employees immediately prior to the Closing (excluding equity-based plans). For fiscal year 2006, the Surviving Corporation shall pay to Affected Employees their bonuses, if any, in accordance with the Company’s 2006 Bonus Plan, with such bonuses, if any, to be paid by the Surviving Corporation in accordance with the terms of such plan. All transaction costs (i.e. attorneys’ fees, investment bank fees and other professional fees) directly associated with the Merger and the effect of SFAS 123R will be excluded from the calculation of the corporate performance goals used to determine bonus amounts under the 2006 Bonus Plan. Nothing contained in this Section 5.11 shall be deemed to grant any Affected Employee (i) any right to continued employment after the Closing Date or (ii) any right to any specific type or amount of, or eligibility for, incentive compensation, which shall be provided under Parent plans in which similarly situated employees of Parent participate (other than as set forth in this Section 5.11(a) with respect to the Company’s 2006 Bonus Plan). The Surviving Corporation shall continue to provide and recognize all accrued but unused vacation of Affected Employees as of the Closing Date. For the avoidance of doubt, Parent hereby expressly assumes and agrees to perform the Company’s obligations under the change in control agreements (as amended, to the extent applicable) and retention plans listed in Section 3.11(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform such obligations if the Merger had not taken place. In addition, with respect to any annual performance incentive plan maintained by Parent for the fiscal year ending September 30, 2007, if Parent establishes under any such plan business performance targets that are specific to the TriPath unit, it shall establish any such performance targets in good faith.
          (b) For a period beginning on the Closing Date and ending on the first anniversary of the Closing Date, the Surviving Corporation or Parent shall maintain a severance pay plan, practice, program or arrangement for the benefit of each Affected Employee that is no less favorable than the plan, practice, program or arrangement maintained by Parent for similarly situated employees of Parent provided, however that any Affected Employee who is eligible for severance benefits under a change in control agreement with the Company listed on Section 3.11(a) of the Company Disclosure Schedule shall receive any severance benefits provided by such agreement.
          (c) Parent shall give, or shall cause the Surviving Corporation to give, the Affected Employees full credit for purposes of eligibility and vesting and benefit accrual (other than benefit accrual under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by Parent, the Surviving Corporation or any of their Affiliates in which such Affected Employees participate for such Affected Employees’ service with the Company or any Subsidiary of the Company or any of their respective predecessors, (to the extent such service was credited under the analogous predecessor plan), except to the extent such credit would result in an unintended duplication of benefits. Notwithstanding anything in this Section 5.11 to the contrary, Affected Employees’ participation in bonus plan(s) maintained by Parent for the fiscal year ending September 30, 2007 for which they are eligible shall commence January 1, 2007 and such employees shall not be entitled to receive any bonus in respect of Parent’s 2007 fiscal year for services performed prior to January 1, 2007. With respect to any “welfare benefit plan” (as defined in Section 3(1) of ERISA) established or maintained by Parent, the Surviving Corporation or any of their Affiliates in which the Affected Employees are eligible to participate on and after the Closing, Parent shall, or shall cause the Surviving Corporation to (i) waive any eligibility requirements or pre-existing condition limitations to the extent waived under the Company Plans and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Affected Employees with respect to similar plans maintained by the Company or any Subsidiary of the Company immediately prior to the Closing to the extent credited under such Company Plans.
          (d) The Surviving Corporation and its Subsidiaries shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the actions of the Surviving Corporation or any Subsidiary following the Closing. The Surviving Corporation shall be liable for any workers’ compensation or similar workers’ protection claims of any Affected Employee incurred prior to the Closing Date.

          (e) The provisions of this Section 5.11 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.11) under or by reason of any provision of this Agreement.
          (f) During the period commencing on the date of this Agreement and ending on the Effective Time, the Company shall use reasonable best efforts to file any and all outstanding annual reports on Form 5500 in respect of the Company Plans with the United States Department of Labor (“DOL”) under the DOL’s Delinquent Filer Voluntary Compliance Program and shall deliver to Parent any such filings for review and comment prior to submission, which review and comment shall not be unreasonably withheld.
          Section 5.12 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the Nasdaq National Market and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.
          Section 5.13 Filing of Tax Returns. Parent shall have a reasonable opportunity to review any income Tax Returns required to be filed by the Company and its Subsidiaries after the date of signing of this Agreement but prior to the Closing Date. The Company shall in good faith consider incorporation of any comments made by Parent on such income Tax Returns.
          Section 5.14 Restructuring of Merger. It may be preferable to effectuate a business combination between Acquisition Sub and the Company by means of an alternative structure to the Merger. Accordingly, if prior to satisfaction of the conditions contained in Article VI hereto, Parent proposes the adoption of an alternative structure that otherwise preserves for the Company the economic benefits of the Merger and will not materially delay the consummation thereof, then the parties shall use their respective reasonable best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided, however, that prior to closing any such restructured transaction all conditions to each party’s obligations to consummate the Merger and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied by such party or waived by the other parties to this Agreement; provided, further that there shall not be any material additional closing conditions nor shall such conditions be any more onerous as a result of the adoption of such alternative business combination (it being agreed that technical changes to closing conditions, including (if applicable) changes to the votes of stockholders of the Company required to effect the Merger and/or the requirement that the transaction be effected by means of multiple steps shall be deemed not to be material additional closing conditions or more onerous closing conditions).
          Section 5.15 FDA Matters. Between the date hereof and the Effective Time, the Company shall: (i) subject to any restrictions under any Applicable Law, promptly notify Parent of any correspondence or other communication to the Company or any of its Subsidiaries from the FDA in respect of any pre-market approval application or any inspection by the FDA, (ii) subject to any restrictions under any Applicable Law, use reasonable best efforts to consult with Parent in advance of any submission of (or amendment or modification to) any pre-market approval application to the FDA, or any material communication or meeting with the FDA in connection therewith , (iii) subject to any restrictions under any Applicable Law, furnish Parent with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof with respect to oral communications, if any) received by the Company, any of its Subsidiaries or any of their respective representatives from the FDA with respect to any pre-market approval application and (iv) use reasonable best efforts promptly to remediate any deficiencies notified to the Company by the FDA (including, without limitation, communication of notices of adverse findings) in respect of any pre-market approval application or inspection, whether such notice is received prior to or after the date hereof.
          Section 5.16 Parent Representatives. Parent hereby designates the two officers of Parent listed on Section 5.16 of the Parent Disclosure Schedule, or such other officers as Parent may designate upon written notice to the Company (the “Parent Representatives”), to be responsible for determining whether consent to any action prohibited by Section 5.1 shall be given by Parent or for providing any response of Parent to any consultation required under Section 5.15. The Parent Representatives shall respond promptly in writing to any request for consent to the taking of any action under Section 5.1 or to any required consultation under Section 5.15. If the Parent Representatives do not respond to any request within five (5) Business Days of the delivery of any written request by the Company in accordance with this Section 5.16, such consent will be deemed to have been given or such consultation shall be deemed to be concluded). The Company may rely on any consent or response given by any of the Parent Representatives. The time periods within which the Parent Representatives must respond shall commence on the date on which each of the Parent Representatives is delivered a written request for consent or consultation by the Company in accordance with Section 8.2.
ARTICLE VI
CONDITIONS PRECEDENT
          Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of the Company, Parent and Acquisition Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver on or prior to the Effective Time of each of the following conditions:
          (a) The Company Stockholder Approval shall have been obtained at the Special Meeting.
          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          (c) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the Merger, and no federal or state Governmental Entity shall have instituted any proceeding that is pending seeking any such judgment, decree, injunction or other order to prohibit the consummation of the Merger.
          Section 6.2 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or, to the extent permitted by Applicable Law, the waiver by the Company at or prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes expressly contemplated by this Agreement), without regard to any materiality or Acquiror Entity Material Adverse Effect qualifications contained therein; provided that such representations and warranties shall be deemed to be true and correct unless the failures to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a Acquiror Entity Material Adverse Effect; provided, further, notwithstanding the foregoing proviso, that the representations and warranties of Parent and Acquisition Sub set forth in (x) Sections 4.2 and 4.8 shall be true and correct in all material respects, and (y) Section 4.7 shall be true and correct in all respects.
          (b) Parent and Acquisition Sub shall have performed in all material respects their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Effective Time pursuant to the terms hereof.
          (c) The Company shall have received certificates signed on behalf of Parent and Acquisition Sub by an executive officer of each of Parent and Acquisition Sub, dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
          Section 6.3 Conditions to Parent’s and Acquisition Sub’s Obligations to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger shall be further subject to the satisfaction, or to the extent permitted by Applicable Law, the waiver by Parent at or prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (ii) for changes expressly contemplated by this Agreement), without regard to any materiality or Company Material Adverse Effect qualifications contained therein; provided that such representations and warranties shall be deemed to be true and correct unless the failures to be so true and correct, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (subject when making such determination to the same exceptions as are set forth on Section 3.9 of the Company Disclosure Schedule); provided, further, notwithstanding the foregoing proviso, that the representations and warranties of the Company set forth in (x) Sections 3.2, 3.4 and 3.20 shall be true and correct in all material respects and Section 3.9 shall be true and correct in all respects without disregarding any materiality or Company Material Adverse Effect qualifications contained in such Section 3.9.
          (b) The Company shall have performed in all material respects each of its agreements and covenants contained in or contemplated by this Agreement that are required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.
          (c) Parent and Acquisition Sub shall have received certificates signed on behalf of the Company by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (d) FIRPTA Certificates. Parent shall have received certification from the Company, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations §1.897-2(h)(2).
ARTICLE VII
TERMINATION
          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval, by action taken by the Board of Directors of the terminating party or parties:
          (a) by mutual written consent of Parent and the Company;
          (b) by the Company or Parent if the Closing shall not have occurred on or before March 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation (including such party’s obligation under Section 5.6) or other breach under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;
          (c) by the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;
          (d) by the Company or Parent if at the Special Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained;

          (e) by Parent, if (i) the Company Board or any committee thereof shall have failed to make the Company Recommendation or effected a Change in Recommendation (or shall have disclosed its intention to effect a Change in Recommendation), (ii) the Company Board or any committee thereof shall have determined that any Acquisition Proposal is a Superior Proposal, (iii) the Company shall have materially breached the terms of Section 5.4 in any respect adverse to Parent, (iv) the Company shall have materially breached its obligations under Section 5.2, by failing to call, give notice of, convene and hold the Special Meeting in accordance with Section 5.2, or (v) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced (other than by Parent or a Subsidiary thereof), and the Company Board recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or fails to recommend against acceptance of such tender offer or exchange offer by the Company’s stockholders within ten Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders);
          (f) by the Company, provided that it is not in material breach of its obligations under this Agreement, if there is a breach by Parent or Acquisition Sub of any of their representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.2(a) or 6.2(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by Parent or Acquisition Sub, as the case may be, of written notice from the Company of such breach; or
          (g) by Parent, provided that neither Parent nor Acquisition Sub is in material breach of its obligations under this Agreement, if there is a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to a failure of a condition set forth in Section 6.3(a) or 6.3(b) and which has not been cured (or is not capable of being cured) within twenty (20) Business Days following receipt by the Company of written notice from Parent and Acquisition Sub of such breach.
          The party desiring to terminate this Agreement shall give written notice of such termination to the other party.
          Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Acquisition Sub or their respective officers or directors, except as provided in this Section 7.2, Section 7.3 or Sections 8.1, 8.4 through 8.8, 8.10 and 8.11, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent or Acquisition Sub shall be relieved or released from any liabilities or damages arising out of any willful or knowing breach of this Agreement and except that the Confidentiality Agreement shall survive such termination.
          Section 7.3 Fees and Expenses.

          (a) The Company agrees to pay Parent (or its designees) the sum of $12,250,000 (the “Termination Fee”), within three Business Days following termination of this Agreement, if this Agreement is terminated by Parent pursuant to Section 7.1(e).
          (b) If this Agreement is terminated by (i) Parent pursuant to Section 7.1(g), (ii) the Company or Parent pursuant to Section 7.1(b) without a vote of the stockholders of the Company with respect to the adoption of this Agreement at the Special Meeting having occurred or (iii) the Company or Parent pursuant to Section 7.1(d); provided, that on or before the date of any such termination, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and within 12 months after such termination the Company or any of its Subsidiaries consummates any Acquisition Proposal, then the Company shall pay to Parent (or its designees) the Termination Fee on the date of such consummation, provided, however, that for the purpose of this clause (y), (1) all references in the definition of Acquisition Proposal to “15% or more” shall instead refer to “35%” and (2) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any of its Subsidiaries (or any agreement relating to any of the foregoing) will be considered an “Acquisition Proposal” if (A) it would result in the stockholders of the Company immediately preceding the consummation of such transaction (by virtue of their ownership of Company Common Stock) ceasing to own at least 65% of the total voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) immediately following such consummation or (B) such transaction would otherwise qualify as an Acquisition Proposal in the definition thereof as modified by this proviso.
          (c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.
          (d) The Company and Parent acknowledge that the agreements contained in Sections 7.3(a) through (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 7.3(a) or (b), as the case may be, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Section 7.3(a) or (b), as the case may be, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit. Interest shall accrue on any amounts due under Sections 7.3(a) or (b), from and after the date such amount is due at the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis.
          (e) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
ARTICLE VIII
MISCELLANEOUS
          Section 8.1 Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 8.1 and shall be equally applicable to both singular and plural forms. Any agreement referred to below means such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
     “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less favorable to the Company than the Confidentiality Agreement.
     “Acquiror Entity” has the meaning set forth in the first sentence of Article IV.
     “Acquiror Entity Material Adverse Effect” means any effect, change or development that, individually or in the aggregate, with other effects, changes or developments, is material and adverse to the financial condition, business operations or results of operations of the Acquiror Entities taken as a whole that would be reasonably expected to adversely affect the ability of any Acquiror Entity to timely consummate the Merger or other transactions contemplated hereby.
     “Acquisition Proposal” means any inquiry, offer or proposal regarding a merger, consolidation, share exchange, recapitalization, reclassification, liquidation or other business combination involving the Company or any of its Significant Subsidiaries or the acquisition, disposition, purchase, sale or issuance in any manner directly or indirectly of 15% or more of any class of equity securities of, or economic or voting interest in, the Company or any of its Significant Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries taken as a whole, or any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person or the stockholders of such Person beneficially owning 15% or more of any class of equity securities of, or economic or voting interest in, the Company or any of its Significant Subsidiaries or the surviving parent entity in such transaction, other than the transactions contemplated hereby.
     “Acquisition Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “Affected Employees” has the meaning set forth in Section 5.11(a).
     “Affiliate” has the meaning as defined in Rule 12b-2 under the Exchange Act.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Applicable Law” means all applicable laws, statutes, orders, rules, regulations and all applicable legally binding policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.
     “Business Day” means any day on which banks are not required or authorized to close in the City of New York.
     “Certificate” has the meaning set forth in Section 2.7.
     “Certificate of Merger” has the meaning set forth in Section 1.3.

     “Change in Recommendation” has the meaning set forth in Section 5.2(a).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.
     “Company 1996 Plan” has the meaning set forth in Section 3.4(b)(v).
     “Company 1997 Plan” has the meaning set forth in Section 3.4(b)(vi).
     “Company Board” has the meaning set forth in the first recital of this Agreement.
     “Company Bylaws” has the meaning set forth in Section 2.3.
     “Company Certificate of Incorporation” has the meaning set forth in Section 2.2.
     “Company Common Stock” has the meaning set forth in Section 2.6.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent dated the date hereof.
     “Company ESPP” has the meaning set forth in Section 2.9(e).
     “Company Incentive Plans” has the meaning set forth in Section 3.4(c).
     “Company Leased Property” has the meaning set forth in Section 3.17(a).
     “Company Leases” has the meaning set forth in Section 3.17(a).
     “Company Material Adverse Effect” means any effect, circumstance, change or development that, individually or in the aggregate, with other effects, circumstances, changes or developments, (x) is material and adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, as the case may be or (y) that would be reasonably expected to adversely affect the ability of the Company to timely consummate the Merger or other transactions contemplated hereby; provided, however, that to the extent any effect, change or development is caused by or results from any of the following, it shall not be taken into account in determining whether there has been a “Company Material Adverse Effect” pursuant to the preceding clause (x): (i) the announcement of the execution of this Agreement, or the performance of obligations under this Agreement (in each case, including any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees), (ii) factors affecting the economy or financial markets as a whole or generally affecting the industries in which the Company participates, except to the extent such changes negatively affect the Company in a materially disproportionate manner as compared to comparable participants in the Company’s industry, (iii) failure to meet internal or analyst financial forecasts, guidance or milestones (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (iv) any change in the market price or trading volume of the Company Common Stock after the date hereof (it being agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (v) the suspension of trading in securities generally on the New York Stock Exchange or the American Stock Exchange or the Nasdaq National Market (it being agreed that the facts and circumstances giving rise to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect), (vi) any change in GAAP which the Company is required to adopt, (vii) changes in generally applicable laws, rules, regulations or administrative policies, including generally applicable rules, regulations and administrative policies of the FDA, or published interpretations thereof, except to the extent such changes negatively affect the Company in a materially disproportionate manner as compared to comparable participants in the Company’s industry and (viii) the commencement, occurrence or continuation of any war, armed hostilities or acts of terrorism involving or affecting the United States of America or any part thereof.
     “Company Material Contract” has the meaning set forth in Section 3.15.
     “Company Permits” has the meaning set forth in Section 3.13(b).
     “Company Plans” has the meaning set forth in Section 3.11(a).
     “Company Preferred Stock” has the meaning set forth in Section 3.4(a).
     “Company Recommendation” has the meaning set forth in Section 5.2(a).
     “Company SARs” has the meaning set forth in Section 3.4(c).
     “Company SEC Documents” has the meaning set forth in Section 3.6.
     “Company Stock Options” has the meaning set forth in Section 3.4(c).
     “Company Stockholder Approval” has the meaning set forth in Section 3.2(c).
     “Company Warrants” has the meaning set forth in Section 3.4(b)(viii).
     “Confidentiality Agreement” means the Confidentiality Agreement dated as of April 27, 2006 by and between Parent and the Company.
     “Contract” means any written or oral agreement, contract, commitment, understanding, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation, in each case whether written or oral.
     “Credit Facility” means the Credit and Security Agreement dated as of December 23, 2003, as amended prior to the date of this Agreement, by and among the Company, certain of its Subsidiaries, National City Bank, The CIT Group/Equipment Financing, Inc. and each of the lenders, guarantors and financial institutions party thereto.

     “DGCL” has the meaning set forth in Section 1.1.
     “Discount Option” has the meaning set forth in Section 2.9(b).
     “Dissenting Shares” has the meaning set forth in Section 2.10(j).
     “Dissenting Stockholder” has the meaning set forth in Section 2.10(j).
     “Effective Time” has the meaning set forth in Section 1.3.
     “Environmental Law” means any applicable federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, common law, legally binding agency requirement or other legally enforceable requirement relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to Persons or property relating to any Hazardous Substance.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 3.11(a).
     “ESPP Termination Date” has the meaning set forth in Section 2.9(e).
     “Exchange Act” means the Securities Exchange Act of 1934.
     “FDA” means the United States Food and Drug Administration
     “Foreign Benefit Plans” has the meaning set forth in Section 3.11(f).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any foreign, federal, state or local governmental authority or any court, arbitrator, agency, commission, stock exchange or interdealer quotation system, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.
     “Hazardous Substance” means (i) any substance that is listed, classified, regulated or for which liability is imposed pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive material or radon and (iii) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.
     “Holder” has the meaning set forth in Section 2.10(b).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Indemnitees” has the meaning set forth in Section 5.5(a).

     “Intellectual Property Rights” has the meaning set forth in Section 3.14.
     “IRS” means the Internal Revenue Service.
     “Knowledge” means the actual knowledge, after reasonable inquiry, of (i) with respect to the Company, the executive officers of the Company identified on Section 8.1 of the Company Disclosure Schedule and (ii) with respect to Parent, the executive officers of Parent identified on Section 8.1 of the Parent Disclosure Schedule.
     “Liens” means any mortgages, pledges, claims, liens, charges, encumbrances, easements, servitudes, restrictive covenants, options, rights of first refusal, transfer restrictions, conditional sale or other title restrictions and security interests of any kind or nature whatsoever, except, in the case of securities, for limitations on transfer imposed by federal or state securities laws.
     “Maximum Amount” has the meaning set forth in Section 5.5(b).
     “Meier Warrant” has the meaning set forth in Section 2.9(d).
     “Merger” has the meaning set forth in the first recital of this Agreement.
     “Merger Consideration” has the meaning set forth in Section 2.7.
     “Merger Fund” has the meaning set forth in Section 2.10(d).
     “Notice of Superior Proposal” has the meaning set forth in Section 5.2(a).
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Disclosure Schedule” means the disclosure schedule delivered by Parent to the Company dated the date hereof.
     “Parent Representative” has the meaning set forth in Section 5.16.
     “Paying Agent” has the meaning set forth in Section 2.10(a).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means any person, employee, individual, corporation, limited liability company, partnership, trust, joint venture, or any other non-governmental entity or any governmental or regulatory authority or body or any group consisting of one or more of the foregoing.
     “Proxy Statement” has the meaning set forth in Section 5.2(b).
     “Quest Warrant” has the meaning set forth in Section 2.9(d).
     “Regulatory Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (x) foreign investment, (y) foreign exchange or currency controls or (z) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     “SOX” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933.
     “Significant Subsidiary” of any Person means a Subsidiary of such Person that would constitute a “significant subsidiary” of such Person within the meaning of Rule 1.02(w) of Regulation S-X as promulgated by the SEC.
     “Special Meeting” has the meaning set forth in Section 5.2(a).
     “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to directly or indirectly control such other Person or elect at least a majority of its Board of Directors or other governing body, or (ii) 50% or more of the equity interests of which, in either case, is owned directly or indirectly by such first Person.
     “Superior Proposal” means a bona fide written proposal made by a Third Party, not solicited in violation of Section 5.4(a)(i) of this Agreement, which is (i) to enter into (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which the Company’s stockholders prior to such transaction (by virtue of their ownership of Company Common Stock) in the aggregate cease to own at least 50% of the total voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the Company Common Stock whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, (ii) otherwise on terms which the Company Board in good faith determines (after consultation with the Company’s independent legal and financial advisors, the identity of the offeror, all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated and such other matters as the Company Board deems relevant), are more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated hereby, (iii) fully financed or reasonably capable of being fully financed and (iv) in the good faith determination of the Company Board, otherwise reasonably capable of being completed on its terms.
     “Surviving Corporation” has the meaning set forth in the first recital of this Agreement.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Termination Date” has the meaning set forth in Section 7.1(b).
     “Termination Fee” has the meaning set forth in Section 7.3(a).
     “Third Party” means any Person or group of Persons (other than Parent and its Affiliates).
          Section 8.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement to any party hereunder shall be in writing and deemed given if addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (i) actually delivered in fully legible form, to such address, (ii) in the case of any nationally recognized express mail service, one (1) Business Day shall have elapsed after the same shall have been deposited with such service or (iii) if by fax, on the day on which such fax was sent and telephonic confirmation of receipt thereof has been received; provided, that a copy is sent the same day by overnight courier or express mail service.
If to the Company, to:
TriPath Imaging, Inc.
780 Plantation Drive
Burlington, NC 27215
Attention: Paul R. Sohmer, M.D., Chief Executive Officer
Telephone: (336) 222-9707
Facsimile: (336) 222-8819
with a copy (which shall not constitute notice) to:
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199-7613
Attention: James T. Barrett, Esq.
Telephone: (617) 239-0100
Facsimile: (617) 227-4420

If to Parent or Acquisition Sub, to it at:
Becton, Dickinson and Company
One Becton Drive
Franklin Lakes, NJ 07417
Attention: Jeffrey Sherman, Esq.
Telephone: (201) 847-6800
Facsimile: (201) 848-9228
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce, Esq.
Telephone: (212) 455-2000
Facsimile: (212) 455-2502
If to any Parent Representative pursuant to Section 5.16, to such person at the address of Parent set forth above and to Parent at the address set forth above.
with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mario A. Ponce, Esq.
Telephone: (212) 455-2000
Facsimile: (212) 455-2502
          Section 8.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. All other covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Effective Time, shall survive the Effective Time in accordance with their terms.
          Section 8.4 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, a reference herein: (i) to an Article or Section means an Article and Section of this Agreement and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule is hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in the Company Disclosure Schedule or the Parent Disclosure Schedule shall have the same meaning assigned to such term herein. The description or listing of a matter, event or thing within the Company Disclosure Schedule or the Parent Disclosure Schedule (whether in response for a description or listing of material items or otherwise) shall not be deemed an admission or acknowledgment that such matter, event or thing is “material.” Matters reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule or the Parent Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
          Section 8.5 Amendments, Modification and Waiver.
          (a) Except as may otherwise be provided herein, any provision of this Agreement may be amended, modified or waived by the parties hereto, by action taken by or authorized by their respective Boards of Directors, prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Acquisition Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that no such amendment, modification or waiver by the Company shall be effective unless it is authorized by the Company Board; and provided, further, that, after the Company Stockholder Approval has been obtained, there shall not be made any amendment that by Applicable Law requires further approval by the Company’s stockholders without first obtaining such further approval.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity.
          Section 8.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that none of the Company, Parent or Acquisition Sub may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part (whether by operation of law or otherwise), without the consent of the other parties hereto and, in the case of the Company, the Company Board. Notwithstanding anything to the contrary herein, Acquisition Sub may assign any of its rights hereunder to any Subsidiary of Parent.
          Section 8.7 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

          (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in Wilmington Delaware in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
          (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(c).
          Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
          Section 8.9 Third Party Beneficiaries. Except as provided in Section 5.5, this Agreement is solely for the benefit of the Company and its successors and permitted assigns,

with respect to the obligations of Parent and Acquisition Sub under this Agreement, and for the benefit of Parent and Acquisition Sub, and their respective successors and permitted assigns, with respect to the obligations of the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, that the Indemnitees referred to in Section 5.5 shall be third party beneficiaries entitled to enforce the provisions of Section 5.5 of this Agreement.
          Section 8.10 Entire Agreement. This Agreement, including any exhibits or schedules hereto, and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.
          Section 8.11 Counterparts; Fax Signatures; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each of the parties hereto (i) has agreed to permit the use, from time to time and where appropriate, of faxed signatures in order to expedite the Closing, (ii) intends to be bound by its respective faxed signature, (iii) is aware that the other parties hereto will rely on the faxed signature and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transactions contemplated hereby contemplated by this Agreement based on the fact that a signature was sent by fax. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BECTON, DICKINSON AND COMPANY

By:

Name:
Title:

TIMPANI ACQUISITION CORP.

By:

Name:
Title:

TRIPATH IMAGING, INC.

By:

Name:
Title: